AMENDED AND RESTATED PROMISSORY NOTE
$130,000,000.00    September 28, 2015
FOR VALUE RECEIVED, CJUF II Stratus Block 21 LLC, a Delaware limited liability company (“Borrower”), hereby unconditionally promises to pay to the order of Bank of America, N.A., a national banking association, as administrative agent for the lenders from time to time party to the Loan Agreement as hereinafter defined (as more particularly defined in the Loan Agreement, “Administrative Agent”), without offset, in immediately available funds in lawful money of the United States of America, at Administrative Agent’s Office, the principal sum of One Hundred Thirty Million and 00/100 Dollars ($130,000,000) (or the unpaid balance of all principal advanced against this Note (as hereinafter defined), if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.
Section 1Payment Schedule and Maturity Date. Beginning on October 5, 2015 (such initial date and each subsequent date, the “Payment Date”), the principal of this Note shall be due and payable in monthly installments on the fifth (5th) day of each month and each succeeding month thereafter, in an amount specified on the amortization schedule attached hereto as Exhibit A. In addition to the foregoing payment of principal on this Note, accrued and unpaid interest on this Note shall be due and payable in arrears on the fifth (5th) day of each month commencing on October 5, 2015, for the period commencing on the first day of the immediately preceding calendar month and ending on the last day of the immediately preceding calendar month, until all principal and accrued interest owing on this Note shall have been fully paid and satisfied. The entire principal balance of this Note then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents, shall be due and payable in full on the Maturity Date (as hereinafter defined), the final maturity of this Note. Interest shall accrue hereunder from the date principal is first advanced on the principal balance of the Loan from day to day outstanding.
Section 2    Intentionally Deleted.
Section 3    Security. The security for this Note includes a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated September 30, 2013 (as amended from time to time), by Borrower for the benefit of Administrative Agent, conveying and encumbering certain real and personal property more particularly described therein.
Section 4    Interest Rate.
(a)    Interest Rates. Subject to Section 18, the Principal Debt (as hereinafter defined) from day to day outstanding which is not past due shall bear interest at a fluctuating rate of interest per annum equal to the LIBOR Daily Floating Rate (as hereinafter defined) for that day plus two hundred thirty-five (235) basis points, except as specifically described in Sections 4(c) and 5. For the avoidance of doubt, the maximum rate of interest hereunder shall not exceed the maximum lawful rate permitted by applicable law.
(b)    Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Administrative Agent shall

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determine each interest rate applicable to the Principal Debt in accordance with this Note and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lender from time to time under this Note, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.
(c)    Unavailability of Rate. Administrative Agent may notify Borrower in writing if the London Interbank Offered Rate is not available, or if Administrative Agent determines that no adequate basis exists for determining the LIBOR Daily Floating Rate, or that the LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lenders of funding or maintaining the Principal Debt by reason of increased Compliance Costs (as defined in Section 4(d) below), or that any applicable Law, or any request or directive (whether or not having the force of law) of any Tribunal (as hereinafter defined), or compliance therewith by any Lender, prohibits or restricts or makes impossible the making or maintaining of the Principal Debt at the LIBOR Daily Floating Rate or the charging of interest on the Principal Debt at the LIBOR Daily Floating Rate. If Administrative Agent so notifies Borrower, then until Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the Principal Debt shall automatically bear interest at the Base Rate (as hereinafter defined).
(d)    Increased Cost and Reduced Return. Subject to Section 8.7(g) of the Loan Agreement, if at any time after the date hereof, any Lender (which shall include, for purposes of this Section 4(d), any corporation controlling any Lender) determines that any Change in Law (as defined in the Loan Agreement) or other adoption or modification of any applicable Law or the enforcement or interpretation thereof regarding taxation, such Lender’s required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Tribunal or compliance by such Lender with any of such requirements, has or would have the effect of (a) increasing such Lender’s costs related to its Pro Rata Share of the Indebtedness (as hereinafter defined), or (b) reducing the yield or rate of return of such Lender on its Pro Rata Share of the Indebtedness, to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements (collectively, “Compliance Costs”), Borrower shall, within fifteen (15) days of any request by Administrative Agent, pay to such Lender such additional amounts as (in such Lender’s sole judgment, after good faith and reasonable computation) will compensate such Lender for such Compliance Costs of such Lender; provided that the imposition of such Compliance Costs is generally consistent with such Lender’s treatment of similar financings. No failure by Administrative Agent to immediately demand payment of any additional Compliance Costs payable hereunder shall constitute a waiver of Administrative Agent’s or any Lender’s right to demand payment of any such amounts at any subsequent time. Nothing herein contained shall be construed or shall so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.
Section 5    Default Rate. Subject to Section 18, after the occurrence of an Event of Default, Administrative Agent, in Administrative Agent’s sole discretion and without notice or demand, may raise the rate of interest accruing on the outstanding principal balance of this Note by three hundred (300) basis points above the rate of interest otherwise applicable (“Default Rate”), independent of whether Administrative Agent elects to accelerate the outstanding principal balance

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of this Note. For the avoidance of doubt, the maximum rate of interest hereunder shall not exceed the maximum lawful rate permitted by applicable law.
Section 6    Definitions.
(a)    In addition to other terms defined herein, as used herein the following terms shall have the meanings indicated, unless the context otherwise requires:
“Base Rate” means, on any day, a fluctuating rate per annum equal to the sum of (a) one hundred and fifty (150) basis points plus (b) the higher of (i) the Federal Funds Rate plus fifty (50) basis points or (ii) the rate of interest in effect for such day as publicly announced by Bank of America as its Prime Rate (as defined below).
“Indebtedness” means any and all of the indebtedness to Lenders evidenced, governed or secured by or arising under this Note or any other Loan Documents.
“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to the London Interbank Offered Rate or a successor thereto as approved by Administrative Agent, as published by Reuters (or other commercially available source providing quotations of the London Interbank Offered Rate as selected by Bank of America from time to time) at approximately 11:00 a.m., London time determined two (2) London Banking Days (as hereinafter defined) prior to such date for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one month commencing that day, as adjusted from time to time in Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.
“Loan Agreement” means that certain Term Loan Agreement dated as of September 30, 2013 by and among Borrower, Administrative Agent and the lenders party thereto from time to time, as the same may be renewed, extended, increased, amended, replaced, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.
“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.
“Maturity Date” means September 28, 2020, as it may be earlier accelerated in accordance with the terms and provisions of this Note or the other Loan Documents.
“Note” means this promissory note, and any renewals, extensions, amendments or supplements hereof.
“Prime Rate” means a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Principal Debt” means the aggregate unpaid principal balance of this Note at the time in question.
“Tribunal” means any applicable state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.
(b)    All other capitalized terms used herein but not defined shall have the meaning as set forth in the Loan Agreement.
Section 7    Prepayment.
(a)    Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, provided that: (i) Administrative Agent shall have actually received from Borrower prior irrevocable written notice (the “Prepayment Notice”) of Borrower’s intent to prepay, the amount of principal which will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (ii) each prepayment shall be in the amount of $1,000 or a larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of this Note in full); and (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid.
(b)    Within fifteen (15) days after request by Administrative Agent (or at the time of any prepayment), Borrower shall pay to Administrative Agent such amount or amounts as will compensate Lenders for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of revenue, profit or yield, as determined by each Lender in its judgment reasonably exercised (together, “Consequential Loss”) incurred by any Lender with respect to the LIBOR Daily Floating Rate as a result of: (i) the failure of Borrower to make any payment on the date or in the amount specified in any Prepayment Notice from Borrower to Administrative Agent; or (ii) the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid. Borrower agrees to pay all Consequential Loss upon any prepayment of all or any portion of the Principal Debt, whether voluntary or involuntary, whether effected by a credit bid at foreclosure, or whether by reason of acceleration upon an Event of Default or upon any transfer or conveyance of any right, title or interest in the Property giving Administrative Agent the right to accelerate the maturity of this Note as provided in the Mortgage or the other Loan Documents. Notwithstanding the foregoing, the amount of the Consequential Loss shall never be less than zero or greater than is permitted by applicable Law. Administrative Agent shall provide a written notice to Borrower setting forth in detail each applicable Lender’s determination of any Consequential Loss, which notice shall be conclusive and binding in the absence of manifest error. Administrative Agent and Lenders reserve the right to provide interim calculations of such Consequential Loss in any notice of default or notice of sale for information purposes, but the exact amount of such Consequential Loss shall be calculated only upon the actual prepayment of all or any portion of the Principal Debt as described herein. The Consequential Loss shall be included in the total indebtedness secured by the Mortgage for all purposes, including in connection with a foreclosure sale.

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Administrative Agent may include the amount of the Consequential Loss in any credit bid Administrative Agent may make at a foreclosure sale. No Lender shall have any obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan Documents and payment of this Note and shall not be waived by any delay by Administrative Agent or any Lender in seeking such compensation.
Section 8    Late Charges. If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity or acceleration) within fifteen (15) days after the date such payment is due, Borrower shall pay to Administrative Agent on demand a late shall not be construed as in any way extending the due date of any payment. The late charge is imposed for the purpose of defraying the expenses of Administrative Agent and Lenders incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other amount that Administrative Agent or any Lender may be entitled to receive or action that Administrative Agent or any Lender may be authorized to take as a result of such late payment.
Section 9    Certain Provisions Regarding Payments. All payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal then due, and to any other sums due and unpaid to Administrative Agent and Lenders under the Loan Documents, in such manner and order as Administrative Agent may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding. Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by Administrative Agent of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Administrative Agent or Lenders hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect. Payments received after 2:00 p.m. shall be deemed to be received on, and shall be posted as of, the following Banking Day. Whenever any payment under this Note or any other Loan Document falls due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day.
Section 10        Events of Default. The occurrence of any Event of Default under the Loan Agreement shall constitute an “Event of Default” under this Note.
Section 11    Remedies. Following and during the continuance of an Event of Default, Administrative Agent may at any time thereafter exercise any one or more of the following rights, powers and remedies:
(a)    Administrative Agent may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

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(b)    Administrative Agent may (and may direct any Lender to) set off the amount due against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Administrative Agent or any Lender to the credit or for the account of Borrower, or pledged to Administrative Agent, without notice to or the consent of Borrower.
(c)    Administrative Agent may exercise any of its other rights, powers and remedies under the Loan Documents or at law or in equity.
Section 12    Remedies Cumulative. All of the rights and remedies of Administrative Agent and Lenders under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Administrative Agent or any Lender of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Administrative Agent or any Lender of any or all such other rights and remedies. No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time. No failure by Administrative Agent or any Lender to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.
Section 13    Costs and Expenses of Enforcement. Borrower agrees to pay to Administrative Agent on demand all costs and expenses incurred by Administrative Agent and Lenders in seeking to collect this Note or to enforce any of Administrative Agent’s and Lenders’ rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with arbitration, judicial reference, bankruptcy, insolvency or appeal.
Section 14    Service of Process. Borrower with its filing in Texas of an application for registration certificate to transact business in Texas on July 30, 2007, has designated and appointed William H. Armstrong III, 212 Lavaca, Suite 300, Austin, Texas 78701 as Borrower’s authorized agent to accept and acknowledge on Borrower’s behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note and the other Loan Documents in any state or federal court sitting in the State of Texas or any federal court sitting in the state in which any of the Property is located. If such agent shall cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent in the State of Texas satisfactory to Administrative Agent and shall promptly deliver to Administrative Agent evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.
Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note and the other Loan Documents by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof upon the agent, if any, hereinabove designated and appointed by Borrower as Borrower’s agent for service of process. Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of Administrative Agent to serve process in any manner otherwise permitted by law and nothing in this Note or any other Loan Document

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will limit the right of Administrative Agent otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.
Section 15    Heirs, Successors and Assigns. The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.
Section 16    General Provisions. Time is of the essence with respect to Borrower’s obligations under this Note. Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that Administrative Agent and Lenders shall not be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the State of Texas for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agrees that its liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Administrative Agent or any Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Loan and the Loan Documents any and all rights against Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of Texas (without regard to any principles of conflicts of laws) and applicable United States federal law. Whenever a time of day is referred to herein, unless otherwise specified such time shall be Central Time. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”
Section 17    Notices; Time. All notices, requests, consents, approvals or demands required or permitted by this Note to be given by any party to any other party hereunder shall be in writing and shall be given in accordance with Section 8.6 of the Loan Agreement.
Section 18    No Usury. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and Lenders at all times to comply with applicable state law or applicable

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United States federal law (to the extent that it permits Administrative Agent and Lenders to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Administrative Agent’s exercise of the option to accelerate the Maturity Date, or permitted by applicable law, then it is Administrative Agent’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent and Lenders shall be credited on the principal balance of this Note and all other indebtedness secured by the Mortgage, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Administrative Agent and Lenders for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 19    Amended and Restated Promissory Note. The indebtedness evidenced by this Note amends, restates and renews, but does not constitute a novation of, the indebtedness evidenced by that certain Promissory Note dated September 30, 2013 by Borrower in favor of Bank of America, N.A., in the principal amount of $100,000,000.00
THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature on following page]

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IN WITNESS WHEREOF, Borrower had duly executed this Note as of the date first above written.
BORROWER:

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company

By:    Stratus Block 21 Investments, L.P.,
                        a Texas limited partnership, Manager

By:    Stratus Block 21 Investments, GP, L.L.C.,
a Texas limited liability company,
General Partner

By: /s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Sr. Vice President

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Exhibit A
AMORTIZATION SCHEDULE
Exhibit A
AMORTIZATION SCHEDULE

Month	Amortization Payment Amount Per Month
October 5, 2015 – September 5, 2016	$159,800
October 5, 2016 – September 5, 2017	$168,000
October 5, 2017 – September 5, 2018	$176,600
October 5, 2018 – September 5, 2019	$185,600
October 5, 2019 – September 5, 2020	$195,100

AMENDED AND RESTATED PROMISSORY NOTE (CJUF II Stratus) – Exhibit A